Exhibit 99.1

Journal of the American Medical Association (JAMA) Publishes

Pivotal Phase 3 Data for Optune Plus Temozolomide to Treat

Newly Diagnosed Glioblastoma

Data show Optune plus standard of care temozolomide extended overall survival and progression-free survival of newly diagnosed glioblastoma patients compared to temozolomide alone

EF-14 trial results supported recent FDA approval of Optune for newly diagnosed GBM

St. Helier, Jersey – Dec. 15, 2015 – Novocure (NASDAQ: NVCR) announced today that data from the pivotal phase 3 clinical trial of Optune in combination with temozolomide for the treatment of newly diagnosed glioblastoma (GBM) have been published in the Journal of the American Medical Association (JAMA). The EF-14 trial results show that Optune plus standard of care temozolomide significantly extended both progression-free survival (PFS) and overall survival (OS) compared with temozolomide alone in the treatment of adults with newly diagnosed GBM. Optune is a portable, non-invasive device that delivers low-intensity, intermediate frequency, alternating electric fields – referred to as Tumor Treating Fields, or TTFields – that inhibit cancer cell replication and cause cancer cell death.

“The EF-14 data are spectacular,” said Roger Stupp, MD, Director of the Department of Oncology and University Hospital Cancer Center at the University of Zurich, Switzerland, and EF-14 Principal Investigator. “They support Tumor Treating Fields as a new standard of care for patients suffering from glioblastoma. These results establish a proof-of-principle of an entirely new cancer treatment modality.”

The U.S. Food and Drug Administration (FDA) approved Optune for the treatment of adults with newly diagnosed GBM in combination with temozolomide on Oct. 5, 2015, based on the EF-14 phase 3 trial results. Optune is the first FDA-approved therapy in more than a decade to demonstrate statistically and clinically significant extension of survival in newly diagnosed GBM patients. The FDA previously approved Optune in April 2011 for the treatment of adults with GBM following tumor recurrence after receiving chemotherapy.

Superiority versus Standard Treatment Halts Trial Early

EF-14 is a large, multinational, open-label, randomized phase 3 trial comparing Optune in combination with temozolomide to temozolomide alone in 700 patients with newly diagnosed GBM. The trial was designed to test both PFS and OS.

In November 2014, the trial’s independent data monitoring committee concluded that the study met its endpoints at its pre-specified interim analysis of the first 315 patients with 18 months or more of follow-up. The committee recommended that the trial be terminated early for success and that all control patients be offered TTFields therapy even prior to progression.

The EF-14 interim analysis reported in JAMA demonstrates that, after a median follow-up of 38 months:

•	In the intent-to-treat population, patients treated with TTFields plus temozolomide showed a statistically significant increase in PFS, the primary endpoint, compared to temozolomide alone (median PFS 7.1 months versus 4.0 months, hazard ratio=0.62, p=0.0013).

•	In the per-protocol population, patients treated with TTFields plus temozolomide demonstrated a statistically significant increase in OS, a powered secondary endpoint, compared to temozolomide alone (median OS 20.5 months versus 15.6 months, hazard ratio=0.64, p=0.0042). In the intent-to-treat population, the median OS was 19.6 months versus 16.6 months, respectively, hazard ratio=0.74 (p=0.0329).

•	The two-year survival rate was 50 percent greater with TTFields plus temozolomide versus temozolomide alone: 43 percent versus 29 percent.

In addition, the trial showed Optune could be safely combined with temozolomide. There was no significant increase in systemic toxicities from Optune in combination with temozolomide versus temozolomide alone. The most common adverse reaction from Optune treatment was mild to moderate skin irritation, which was easily managed, reversible and did not result in treatment discontinuation.

Read the full article published in the latest issue of JAMA.

“We are pleased the EF-14 trial results have been published in JAMA, one of the most highly recognized and respected peer-reviewed medical journals,” said Eilon Kirson, Novocure’s Chief Science Officer and Head of Research and Development. “We believe the data will give physicians even greater confidence in the value and importance of Optune as an effective and safe treatment option for newly diagnosed GBM patients. We believe EF-14 is the first trial in glioblastoma to be stopped at the interim analysis because of clear superiority. The findings inspire us at Novocure to continue our robust research program investigating TTFields therapy in more than a dozen other solid tumor types.”

GBM is the most common and aggressive form of primary brain cancer. Approximately 12,500 people are diagnosed with GBM or tumors that typically progress to GBM in the United States each year. Median overall survival in newly diagnosed patients is approximately 15 months with existing standard therapies.

About Tumor Treating Fields Therapy

Tumor Treating Fields (TTFields) therapy is delivered by a portable, non-invasive medical device designed for continuous use by patients. In vitro and in vivo studies have shown that TTFields therapy slows and reverses tumor growth by inhibiting mitosis, the process by which cells divide and replicate. TTFields therapy creates low intensity, alternating electric fields within a tumor that exert physical forces on electrically charged cellular components, preventing the normal mitotic process and causing cancer cell death.

Approved Indications

In the United States, Optune is intended as a treatment for adult patients (22 years of age or older) with histologically-confirmed glioblastoma multiforme (GBM).

In the United States, Optune with temozolomide is indicated for the treatment of adult patients with newly diagnosed, supratentorial glioblastoma following maximal debulking surgery and completion of radiation therapy together with concomitant standard of care chemotherapy.

In the United States, for the treatment of recurrent GBM, Optune is indicated following histologically-or radiologically-confirmed recurrence in the supra-tentorial region of the brain after receiving chemotherapy. The device is intended to be used as a monotherapy, and is intended as an alternative to standard medical therapy for GBM after surgical and radiation options have been exhausted.

In the European Union, Optune is intended for the treatment of patients with newly diagnosed GBM, after surgery and radiotherapy with adjuvant temozolomide, concomitant to maintenance temozolomide. The treatment is intended for adult patients, 18 years of age or older, and should be started more than 4 weeks after surgery and radiation therapy with adjuvant temozolomide. Treatment may be given together with maintenance temozolomide and after maintenance temozolomide is stopped.

In the European Union, Optune is also intended for the treatment of patients with recurrent GBM who have progressed after surgery, radiotherapy and temozolomide treatment for their primary disease. The treatment is intended for adult patients, 18 years of age or older, and should be started more than 4 weeks after the latest surgery, radiation therapy or chemotherapy.

In Japan, Optune (the NovoTTF-100A System) is approved for the treatment of adult patients with recurrent supra-tentorial glioblastoma after all possible surgical and radiation therapy options have been exhausted.

Patients should only use Optune under the supervision of a physician properly trained in use of the device. Full prescribing information is available at www.optune.com/safety or by calling toll free 1-855-281-9301 in the US or by email at supportEMEA@novocure.com in the European Union.

About Novocure

Novocure is a Jersey Isle oncology company pioneering a novel therapy for solid tumors called TTFields. Novocure’s US operations are based in Portsmouth, NH and New York, NY. Additionally, the company has offices in Germany, Switzerland, and Japan and a research center in Haifa, Israel. For additional information about the company, please visit www.novocure.com or follow us at www.twitter.com/novocure.

Forward-Looking Statements

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, development of potential products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Novocure’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions as well as more specific risks and uncertainties facing Novocure such as those set forth in its Quarterly Report on Form 10-Q filed on October 27, 2015 with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.

###

Media and Investor Contact:

Ashley Cordova, Novocure

acordova@novocure.com

212 767 7558